Exhibit 99.2

Source: Empire Energy Corporation International

    FOR IMMEDIATE RELEASE

      For more information, contact:

                          Malcolm Bendall, President

Renner Business Center

16801 West 116th Street

Lenexa, KS 66219-9603

ZEEHAN ZINC REPORTS $A1.1 BILLION RESOURCE

Lenexa, Kansas---(BUSINESS WIRE)---September 30, 2005; Empire Energy Corporation International  (Empire) (OTCBB: EEGC.OB – News) announced that an independent report commissioned by Zeehan Zinc Ltd (ZZ) has identified a measured, indicated and inferred resource of 6,781,510 metric tons of ore at the old Comstock and Oceana mine sites near Zeehan, Tasmania (Australia).

The ore, which averages 5.1 per cent lead, 4.8 per cent zinc and 52 grams per metric ton of silver, has a gross, in ground potential value at today’s metal prices and US currency exchange rate of more than $A1.1 billion (Australian dollars).

Zeehan Zinc CEO Mr David Tanner said, “This is an exciting and potentially very valuable deposit for Tasmanian jobs, the economy and the company.”

The annual rate of mining and milling is currently approved at 200,000 metric tons, and the gravity separation plant already established on site can handle twice that tonnage.  Production of lead and zinc concentrates will require construction of a flotation plant which is currently being designed, together with a tailings disposal facility scheduled for construction this summer, subject to planning and other approvals.

The resource that was estimated in the independent report complied with the Australasian Code for Reporting of Mineral Resources and Ore Reserves 1999 and was completed by a competent person as defined under that code.

Empire (EEGC.OB) recently acquired 37.5 per cent of ZZ through a subsidiary and has entered into an agreement that may increase, subject to certain conditions, Empire’s shareholding to 100 per cent.  Malcolm Bendall, CEO of Empire and Chairman of ZZ said, “This acquisition and valuation is a huge strategic leap ahead for Empire.  It is a significant asset that we believe may be capable of being leveraged to meet the objectives and future financial commitments of ZZ, GSLM and Empire.”

This Press Release contained forward-looking statements based on our current expectations about our company and our industry.  You can identify these forward-looking statements when you see us using the words such as “expect,” “anticipate,” “estimate,”, “ believes,” “plans” and other similar expressions.  These forward-looking statements involve risks an uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of our ability to complete required financings and other preconditions to the completion of the transactions described herein and Empire’s ability to successfully acquire reserves and produce its resources among other issues. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.